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Exhibit 21.1

Subsidiaries of the Registrant
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NovaStar Financial, Inc., a Maryland corporation, and its subsidiaries

NovaStar Assets Corporation, a Delaware corporation
NovaStar Mortgage Funding Corporation, a Delaware corporation
NovaStar Certificates Financing Corporation, a Delaware corporation NovaStar Capital Access Corporation, a Delaware corporation

NFI Holding Corporation, a Delaware corporation, and its subsidiaries

NovaStar Mortgage, Inc., a Virginia corporation
NovaStar Mortgage Funding Corporation II, a Delaware corporation
NovaStar REMIC Financing Corporation, a Delaware corporation
NovaStar Home Mortgage, Inc., a Delaware corporation
NovaStar Capital, Inc., a Delaware corporation